Altus Power, Inc. Announces the Results of the
Completed Redemption of all Outstanding Public and Private Warrants

STAMFORD, CT, October 20, 2022 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power” or the “Company”), the premier independent developer, owner and operator of commercial-scale solar facilities, today announced the results of the completed redemption of all of its outstanding public warrants (the "Public Warrants") and private warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”) to purchase shares of the Company's Class A common stock, par value $0.0001 per share (the “Class A Common Stock"), that were issued under the Warrant Agreement, dated December 10, 2020, by and between the Company (f/k/a CBRE Acquisition Holdings, Inc.) and Continental Stock Transfer & Trust Company as warrant agent. The Public Warrants were issued as part of the units sold in the Company's initial public offering (the "Offering”). The Private Warrants were issued in private placement that was conducted simultaneously with the Offering.

On September 15, 2022, the Company issued a press release stating that it would redeem all of the Warrants that remained outstanding after 5:00 p.m. New York City time on October 17 2022, (the “Redemption Date”) for a redemption price of $0.10 per Warrant.

In connection with our notice of redemption, which was delivered to all holders of the Warrants on September 15, 2022, holders of 8,462 public and private placement warrants exercised their Warrants with the payment of cash and the Company received $93,082 of cash proceeds. Holders of 5,323,643 public warrants and 9,366,667 private placement warrants exercised their Warrants on a cashless basis in exchange for 4,058,845 shares of Class A Common Stock per Warrant. A total of 100,209 Warrants remained unexercised as of the Redemption Date, and the Company redeemed those Warrants for an aggregate redemption price of $10,021.

In connection with the redemption, the Public Warrants stopped trading on the New York Stock Exchange on October 14,2022 and were delisted. The redemption had no effect on the trading of the Company's Class A Common Stock, which continues to trade on the New York Stock Exchange under the symbol "AMPS."

No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of Altus Power’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier commercial-scale clean electrification company, serving commercial, industrial, public sector and community solar customers with an end-to-end solution. Altus Power originates, develops, owns and operates locally sited solar generation, energy storage, and EV charging infrastructure across the nation, from Vermont to Hawaii. Visit www.altuspower.com to learn more.

Altus Power Contacts:

For Media:
Cory Ziskind
ICR, Inc.
AltusPowerPR@icrinc.com

For Investors:
Chris Shelton, Head of IR
Caldwell Bailey, ICR, Inc.
InvestorRelations@altuspower.com